EXHIBIT 99.(2)(r)
CODE OF ETHICS OF THE FUND


[GRAPHIC OMITTED - Boulder Funds]

                                             BOULDER INVESTMENT ADVISERS, L.L.C.
                           1680 38TH STREET, SUITE 800 - BOULDER, COLORADO 80301
                                 TELEPHONE (303)444-5483 FACSIMILE (303)245-0420
                                                EMAIL: SCMILLER@BOULDERFUNDS.NET


                         BOULDER TOTAL RETURN FUND, INC.
                       BOULDER GROWTH & INCOME FUND, INC.
                           FIRST FINANCIAL FUND, INC.
                       BOULDER INVESTMENT ADVISERS, L.L.C.
                           STEWART INVESTMENT ADVISERS

                              AMENDED AND RESTATED

                                 CODE OF ETHICS

I.   Introduction

     A.   General Principles

          This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons" (as defined herein) of the Boulder Total Return Fund, Inc. ("BTF"), Boulder Growth & Income Fund, Inc. (formerly known as USLIFE Income Fund, Inc.), ("BIF"), First Financial Fund, Inc. ("FF") and collectively, the "Funds", Boulder Investment Advisers, L.L.C. and Stewart Investment Advisers (each an "Adviser" and together the "Advisers") and is reasonably designed to prevent Covered Persons from
          (i)  employing  any  device,  scheme or artifice to defraud the Funds;
          (ii) making any untrue statement of material fact to the Funds or omitting to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading; (iii) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; and (iv) engaging in any manipulative practice with respect to the Funds. The Code governs the personal securities activities of Covered Persons. In general, Covered Persons should (i) always place the interests of the Funds' shareholders first; (ii) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person's position of trust and responsibility; and (iii) not take inappropriate advantage of their positions. In addition, all Covered Persons must comply with all Federal Securities Laws (as defined in Rule 204A-1 under the Investment Advisers Act of 1940) as they apply to investment companies and investment advisers, and any rules adopted thereunder, and are expected to adhere to the highest standards of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of conflict with the Funds' interests.

          The Code shall be administered by a senior level supervisory person designated by the Boards of the Funds as the "Chief Compliance Officer" (the "CCO") who shall have primary responsibility to, among other things, periodically review and update the Code, enforce its provisions, and receive reports of and respond to violations. The CCO shall hold orientation sessions with new employees to inform them of their obligations under the Code.

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     B.   Applicability

          For purposes of this Code, "Covered Person" shall mean:

          1. Any (A) officer or employee of the Funds or (B) officer, employee or Director of any Adviser, or (C) any officer, employee, director or partner of any company in a control relationship to the Funds or any Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Funds or whose functions relate to the making of any recommendation to the Funds regarding the purchase or sale of securities, or any natural person in a control relationship to the Funds or any Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security, including the person or persons with the direct responsibility and authority to make investment decisions affecting the Fund (such person being referred to as the "Portfolio Manager");

          2.   Any Director of the Funds; and

          3. Those persons identified in "Schedule A", attached hereto and, if a natural person, their immediate family members or "significant others".

          This Code shall not apply to any director, officer, or other person (including a Portfolio Manager) if such individual is required to comply with another organization's code of ethics which has been approved by the Board of Directors of the Fund pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") if such approval is required by the 1940 Act.

          This Code does not cover any Principal Underwriter or its affiliated persons.

II.  Restrictions on Activities

     A.   Blackout Periods

          1. No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) on a day during which the Funds have a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

          2. No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) within (i) seven (7) calendar days before and one (1) calendar day after the Funds trade in that security with respect to Matching Transactions and
               (ii) seven (7) calendar days before and seven (7) calendar days after with respect to Non-Matching Transactions. The term
               "Matching Transaction" shall mean a buy-buy or sell-sell transaction where the Funds purchase and the Covered Person purchases the same security or the Funds sell and the Covered Person sells the same security. The term "Non-Matching Transaction" shall mean a buy-sell or sell-buy transaction where the Funds purchase and the Covered Person sells the same security, or the Funds sell and the Covered Person purchases the same security. With respect only to Non-Matching Transactions in the Funds' shares ("Fund Shares"), where the Covered Person is selling Fund Shares and the Funds are buying Fund Shares, such blackout period shall be three (3) calendar days after the Covered Person completes such sale(s). Provided however, that (i) the Covered Person shall not engage in any such Non-Matching Transaction if the Fund's NAV varies by 5% from the last published NAV until after such information is made public, and
               (ii) after any such Non-Matching Transaction in Fund Shares, the Covered Person shall thereafter be prohibited from engaging in any further Non-Matching Transaction in Fund Shares for a period of fourteen (14) calendar days.

     B. "Hot List". The Advisers shall establish and periodically update a "Hot List" of issuers of securities that the Advisers are actively analyzing and considering as investment candidates for the Funds. No Covered Person may trade in Hot List securities without the prior written approval of the CCO.

     C. "Restricted List". The Advisers shall also maintain a "Restricted List" of issuers of securities, if any, about which the Advisers have inside information. No Covered Person may trade in such Restricted List securities without the prior written approval of the CCO.

     D. Prohibition Against Short-Swing Trading and Market Timing. All Covered Persons are prohibited from buying and selling the Funds' or other publicly-traded securities, and advising or tipping others who may buy or sell the Funds' or other publicly-traded securities, when such persons are in possession of material, nonpublic information regarding the Funds or the issuers of such other publicly traded securities. This Code incorporates by reference the Policy on Insider Trading dated July 7, 2004, as amended from time to time, which contains a more detailed discussion of insider trading and its application to the Funds, Advisers and Covered Persons.

          The Funds are closed-end investment companies traded on the NYSE and thus are not open to abuse of market timing and late trading practices (i.e., others cannot take advantage of the Funds by conducting market timing and late trading practices vis-a-vis the Funds). The Funds and all Covered Persons are prohibited from taking part in any market timing or late trading practices with respect to open-end funds in which they invest or intend to invest.

     E. Interested Transactions. No Covered Person shall recommend any securities transactions by the Funds without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

          a. any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of any securities of such issuer;

          b.   any contemplated transaction by such person in such securities;

          c.   any position with such issuer or its affiliates; and

          d. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

     F. Initial Public Offerings. No Covered Person shall acquire, directly or indirectly, beneficial ownership of any securities in an initial public offering without the prior approval of the CCO (as hereinafter defined). Prior to granting any such approval, the CCO will carefully review information provided by such Covered Person on a written Preclearance Approval Form (see Exhibit B) or the Funds' internet-based Preclearance Approval Form containing full details of the proposed transaction. The CCO shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Funds, whether the opportunity is being offered to the Covered Person as a reward for prior business, or otherwise by virtue of his or her position with the Funds, and whether it would be reasonable to expect that the Covered Person's future investment decisions for the Funds will continue to be based solely on the best interest of the Funds. Purchases of initial public offerings of volatile securities which are difficult to obtain, such as certain common stocks, will ordinarily not be approved. In contrast, purchases of generally available initial public offerings of less volatile securities such as municipal bonds or other securities in which the Funds, as a matter of investment policy, would not customarily invest, would usually be approved.

     G. Private Placements. No Covered Person shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement or other offering exempt from registration under the Securities Act of 1933 without the prior approval of the CCO. Prior to granting any such approval, the CCO will carefully review information provided by such Covered Person on a written Preclearance Approval Form (see Exhibit B) or the Funds' internet-based Preclearance Approval Form containing full details of the proposed transaction. The CCO shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Funds, whether the opportunity is being offered to the Covered Person as a reward for prior business, or otherwise by virtue of his or her position with the Funds, and whether it would be reasonable to expect that the Covered Person's future investment decisions for the Funds will continue to be based solely on the best interest of the Funds. Covered Persons who have acquired securities in a private placement shall disclose that investment (i) when they play a part in the Funds' subsequent consideration of an investment in the issuer, or (ii) otherwise prior to any investment by the Funds when such Covered Person knows or should know of the Funds' planned investment. In such circumstances, the Funds' decision to purchase securities of the issuer will be subject to an independent review by Covered Persons with no personal interest in the issuer.

     H. Gifts. No Covered Person shall receive any gift or other things of more than de minimis value (i.e., totaling $250 in any 12-month period) from any person or entity that does business with or on behalf of the Funds, other than reasonable business-related meals or tickets to sporting events, theater or similar activities.

     I. Service as a Director. No Covered Person shall serve on the board of directors of any publicly-traded company without prior authorization from a committee comprised of the CCO and any one non-interested director (the "Compliance Committee") based upon a determination that such board service would be consistent with the interests of the Funds and their respective shareholders. If such service is authorized, the Covered Person will be isolated from making investment decisions relating to such service through the implementation of appropriate "Chinese Wall" procedures established by the Compliance Committee.

III. Exempt Transactions

     A. For purposes of this Code, the term "security" shall not include the following:

          1. securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;

          2.   bankers' acceptances;

          3.   bank certificates of deposit;

          4.   commercial  paper  and  similar  high  quality   short-term  debt
               instruments, including repurchase agreements;

          5.   shares of money market funds;

          6. unit investment trusts if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

          7. shares of registered open-end investment companies unless an Adviser or a control affiliate acts as the investment adviser or principal underwriter for such open-end investment company.

          "Security" shall include options, futures contracts as well as "related securities," such as convertible securities and warrants.

     B. The prohibitions described in paragraph (A) of Article II shall not apply to:

          1. Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

          2. Purchases or sales that are non-volitional on the part of the Covered Person;

          3. Purchases that are part of an automatic dividend reinvestment plan;

          4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

          5. Subject to the advance approval by a CCO (as defined below) purchases or sales which are only remotely potentially harmful to the Fund because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Fund.

IV.  Compliance Procedures

     A. 1. Preclearance - Generally. Subject to Paragraphs B (Reporting) and D (Certification of Compliance) below, a Covered Person may directly or indirectly acquire or dispose of beneficial ownership of a security (collectively referred to herein as a "Transaction"), including shares of the Funds, only if (1) such Transaction has been approved by the CCO or other supervisory person employed by an Adviser, (2) the approved Transaction is completed within a thirty (30) day period (or in the case of a Transaction in shares of the Funds, a seven (7) day period) after such approval is received and (3) the CCO has not rescinded such approval prior to execution of the Transaction.

          2. Rescission of Transaction. Notwithstanding a Covered Person's receiving the foregoing prior approval of a Transaction, such Covered Person may nonetheless be required to rescind any Transaction in any security in which the Funds have made a trade, if the Covered Person's Transaction is not effected within 48 hours of the pre-clearance and it occurs within seven (7) calendar days of the Funds' transaction in the same security or a related security. Such rescission may be required whether or not notice of the Funds' purchase or sale was given to the Covered Person.

          3. Blanket Preclearances. The CCO may from time to time issue blanket pre-clearances to any and all Covered Persons for specific securities or limited classes of securities if the stated policy of the Funds is to avoid such specific securities or limited classes of securities because they are inappropriate investments given the stated investment philosophy of the respective Fund (e.g., specific high-tech or dot-com stocks, common stock, including RICs and REITs, having a market-cap of less than $100 million, and/or RICs and REITs after the Fund has completed its buying program in such securities). Notwithstanding the grant of a blanket pre-clearance, such pre-clearance may be rescinded at any time by the CCO and any Transactions with respect to a security that is the subject of a blanket pre-clearance may be subject to rescission under circumstances contemplated in paragraph (2) above (i.e., if a Transaction in the pre-cleared security occurs within 7 days of a transaction in the same security or a related security by the Funds).

          Transactions for which pre-clearance has been given under Paragraph 1 above and this Paragraph 3 remain subject to the reporting requirements of this Code. Neither the Funds, nor the CCO or other designated supervisory persons shall be responsible for any loss or expense or other adverse consequences arising from a rescission of a Transaction for which pre-clearance had been given; and any gains on a rescinded Transaction shall be donated to a charity selected by the Adviser.

          4. "De Minimus" Transactions. The pre-clearance requirements of this Code shall not apply to "de minimus" transactions, defined as any purchase or sale of a security by a Covered Person who is not also buying or selling the same security or a related security for the Funds, and which:

               a. Is issued by a company with a market capitalization of at least $1 billion and has an average daily trading volume of at least 100,000 shares; and

               b. Involves no more than 100 shares or units, regardless of the dollar amount of the transaction, or any number of shares or units having a value of no more than $5,000.

          If, during any two consecutive calendar quarters, aggregate purchase or sale transactions by the Access Person in shares or units of the same issuer exceed 300 shares or units or a cumulative purchase value of $15,000, whichever is the last to occur, subsequent transactions in the issuer's securities shall no longer be regarded as "de minimus" transactions. Within three business days of the transaction which causes a limit of 300 shares or units or $15,000 to be exceeded, the Covered Person shall notify the CCO of the occurrence of the transaction. Transactions in the applicable issuer's securities during the next 12 months will be subject to the pre-clearance provisions of this Code. De minimus transactions remain subject to all provisions of this Code (e.g., periodic reporting) other than the pre-clearance requirements.

          5. Relationship Between Covered Persons, First Financial Fund, Inc. and Wellington Management Company LLP. It is noted that the Advisers are not the advisers to First Financial Fund, Inc. ("FF"). Wellington Management Company LLP ("Wellington") currently serves as adviser to FF and has its own applicable code of ethics which has been approved by the FF Board of Directors, as required by Rule 17j-1 under the 1940 Act. Nonetheless, each of the Funds described herein (including FF) share common non-Wellington officers, who are therefore "Covered Persons" for purposes of this Code. Additionally, Fund Administrative Services, LLC ("FAS"), an affiliate of the Advisers and the employer of the senior officers of FF, also serves as the Administrator to FF.

          Notwithstanding these relationships, no information is provided by Wellington on a current basis to the officers or directors of FF or to FAS with regard to the day-to-day consideration, analysis, purchase or sale of securities by FF, whether contemplated or actual (recognizing that portfolio information is presented to the Board of Directors at its quarterly meetings, which information is generally stale, and fair value pricing information for presentation to the FF pricing committee), nor do any of the Covered Persons (1) receive or solicit any such information from Wellington or (2) make or participate in making recommendations regarding the purchase or sale of securities by or on behalf of FF.

          To avoid the necessity of Covered Persons having to pre-clear all personal trades in securities in which FF is authorized to invest, the Fund has adopted the following additional procedures with regard solely to FF, which are designed to prevent the Covered Persons from engaging in any conduct prohibited by ICA Rule 17j-1(b):

               a. No Covered Person shall trade any security in which FF is authorized to invest if such person has actual knowledge that FF has a pending "buy" or "sell" order in the same security or a related security or is considering a "buy" or "sell" order in the same security or a related security.

               b. No Covered Person shall receive or solicit from Wellington, directly or indirectly, information regarding current purchase or sale orders or current investment recommendations regarding the purchase or sale of securities for FF and shall certify to the FF Board of Directors on a quarterly basis that, during the quarter, (A) they have not solicited nor have they received any information from Wellington concerning current purchase or sale orders, or current recommendations regarding the purchase or sale of securities and (B) they have not made or participated in making recommendations regarding the purchase or sale of securities by or on behalf of FF.

               c. Except as necessary for pricing portfolio holdings and other fund business, Wellington shall not provide any information as to current purchase or sale orders or current investment recommendations regarding the purchase or sale of securities for FF, and an appropriate officer of Wellington shall certify to the Board on a quarterly basis that, during the quarter, except as set forth in the certificate, it did not disclose any information regarding the proposed or actual purchase or sale of any securities to any Covered Person other than materials containing public information and information in reports disseminated to the members of the FF Board of Directors or other Covered Persons prior to Board meetings. If Wellington shall provide a Covered Person information about current purchase or sale orders or current investment recommendations regarding the purchase or sale of securities for FF, such Covered Person shall be required to pre-clear transactions in the subject securities during the 3-month period following the receipt of the information.

          THIS EXCEPTION FROM THE PRE-CLEARANCE REQUIREMENTS OF THE CODE SHALL NOT AFFECT ANY REPORTING REQUIREMENTS, WHICH REMAIN IN EFFECT.

          6. Application of the Preclearance Procedures. In order to facilitate the foregoing preclearance procedures:

               a. Prior to effecting any Transaction, Covered Persons must complete and submit to the CCO a written Preclearance Approval Form (see Exhibit B) or the Funds' internet-based Preclearance Approval Form containing full details of the proposed transaction.

               b. After reviewing the proposed Transaction, and the level of potential investment interest on behalf of the Funds in the security in question, and the Funds' Hot List and Restricted List, the CCO shall approve or disapprove, as the case may be, a trading order as expeditiously as possible. The CCO will generally approve transactions described below unless the security in question or a related security is on the Hot List or Restricted List or the CCO believes, in his or her discretion, for any other reason that the Covered Person should not trade in such security at such time:

                    i.   Non-convertible  fixed income securities rated at least
                         "A";

                    ii. Equity securities of a class having a market capitalization in excess of $5 billion if the transaction in question and the aggregate amount of such securities and any related securities purchased and sold for the Covered Person in question during the preceding 60 days does not exceed (x) $10,000 or (y) 100 shares or (z) 1% of the trading volume in the shares over the previous 4 calendar weeks; and

                    iii. Municipal Securities.


               c. In the absence of the CCO, a Covered Person may submit his or her Preclearance Approval Form to a designee of the CCO if the CCO in his sole discretion wishes to appoint one. Preclearance approval for the CCO must be obtained from a Portfolio Manager or assistant portfolio manager or assistant compliance officer as designated by the CCO from time to time (the "Assistant Compliance Officer").

               d. In rendering approvals, the CCO shall consider information contained in previously submitted Preclearance Approval Forms and any initial, quarterly and annual disclosure certifications previously submitted by the Covered Person, in order to generally consider that person's trading activities with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.

     B.   Reporting

          1. Initial Holdings Reports. No later than 10 calendar days after the person becomes a Covered Person, the following information shall be submitted by each Covered Person to the CCO in an Initial Holdings Report in the form set forth as Exhibit C (which information must be current as of a date no more than 45 calendar days prior to the individual becoming a Covered Person):

               a. The title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect beneficial ownership when the person became a Covered Person;

               b. The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person; and

               c.   The date that the report is submitted by the Covered Person

          2. Quarterly Transaction Reports. Every Covered Person must make a quarterly transaction report covering each non-exempt transaction by which the Covered Person acquires any direct or indirect beneficial ownership (as defined in Exhibit A to this Code) of a Covered Security.

               A Covered Person must submit the quarterly transaction report (see Exhibit D) to the CCO no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Each report must contain the following information:

               a. The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable) and the number of shares, and the principal amount of each Covered Security involved:

               b. The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

               c.   The price at which the transaction was effected;

               d. The name of the broker, dealer or bank with or through which the transaction was effected; and

               e.   The date that the report is submitted.

               With respect to any account established by a Covered Person during the quarter for the direct or indirect benefit of the Covered Person, the Covered Person shall report:

               1. The name of the broker, dealer or bank with whom the Covered Person established the account;

               2.   The date the account was established; and

               3.   The date that the report is submitted by the Covered Person.

               Any broker or futures commission merchant through which a transaction is effected shall be directed by the Covered Person to supply to the CCO, on a timely basis, duplicate confirmations and monthly brokerage statements for all securities accounts.

          3. Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 calendar days before the report is submitted):

               a. The title, type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect beneficial ownership;

               b. The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person; and

               d.   The date that the report is submitted by the Covered Person.

          4. Exceptions from Reporting Requirements. A Covered Person is not required to submit:

               a. Any report with respect to purchases or sales effected in any account over which the Covered Person has no direct influence or control;

               b. A quarterly transaction report with respect to purchases that are part of an automatic dividend reinvestment plan;

               c. A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the CCO receives no later than 30 days after the end of the applicable quarter.


          5. Disclaiming Beneficial Ownership. Any report submitted to comply with the requirements of this Section IV.B. may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership (as defined in Exhibit A) in the securities to which the report relates.

          6. Review of Reports. All reports submitted to comply with the requirements of this Section IV.B shall be reviewed by the CCO or the Assistant Compliance Officer and any violations thereof shall be reported to the Board of Directors on a quarterly basis.

     C. Non-Interested Directors and Covered Persons Not Affiliated with any of the Funds' Investment Advisers

          1. Any person who is a Covered Person by virtue of being (i) a Director of the Funds, but who is not an "interested person" (as defined in the 1940 Act) of the Funds (an "Independent Director") shall be required to comply with Sections IV.A. (Preclearance) and Section IV.B.2. (Quarterly Transaction Reports) above, or
               (ii) an officer of the Funds, but is not a Covered Person and is not an affiliate of any Adviser, shall be required to comply with
               Section IV.A. (Preclearance) above, with respect to a transaction only if such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties should have known, that during the 15-day period immediately preceding the date of the transaction by such person, the security such person purchased or sold is or was purchased or sold by the Funds or was being considered for purchase or sale by the Funds. In addition, Independent Directors are not required to submit the Initial Holdings Reports and Annual Holdings Reports required by Sections IV.B.1 and 3 above.

          2. Notwithstanding Section IV.C.1 above, any Independent Director shall be required to comply with Section IV.A. (Preclearance) above, with respect to all purchases or sales of the Funds' shares at all times.

     D. Certification of Compliance. Each Adviser must furnish each Covered Person with a copy of this Code of Ethics and any amendments thereto and each Covered Person shall acknowledge, in writing, such receipt. Further, each Covered Person is required to certify annually that he or she (i) has read and understood the Code, (ii) recognizes that they are subject to such Code, (iii) has complied with all the requirements of the Code and (iv) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

     E. Review by the Board of Directors. No less frequently than annually, the Fund and each Adviser must furnish to the Funds' Board of Directors, and the Board of Directors must consider, a written report that:

          1. Describes any issues arising under the Code or procedures since the last report to the Funds' Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

          2. Certifies that the Funds and each Adviser have adopted procedures reasonably necessary to detect and prevent Covered Persons from violating the Code.

          The Board of Directors of the Funds, including a majority of Independent Directors, must approve any material changes to the Code no later than six months after adoption of the material change. The Board must base its approval of any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct prohibited under Rule 17j-1 under the 1940 Act and the Code.

          Before approving any amendment to the Code, the Board must receive a certification from each Fund and each Adviser that it has adopted procedures reasonably necessary to detect and prevent Covered Persons from violating the Code.


V. Violations. All Covered Persons shall promptly report any violations of the Code by any other person to the CCO, or if such Covered Person believes it will be futile to report to the CCO, to the Legal Compliance Committee of the Funds.

VI.  Sanctions.   Upon   detecting  that  a  Covered  Person  has  violated  any
     requirement:

     a. If such violation is not a repeated violation, is not material or is not a material violation of Federal Securities Laws, the CCO shall apply and enforce such sanctions as, in the discretion of the CCO, the CCO deems appropriate in light of the violation and previous violations, and report such to the Board of the relevant Fund at its next regularly scheduled quarterly meeting;

     b. If such violation is a repeated violation, is material or is a material violation of Federal Securities Laws, the CCO shall promptly submit its findings to the relevant Board of Directors, or the Legal Compliance Committee. The Board or Legal Compliance Committee may impose on that Covered Person whatever sanctions it deems appropriate, including, among other things, disgorgement of profits, censure, suspension or termination of employment.

VII. Confidentiality. All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VIII. Other Laws, Rules and Statements of Policy. Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Funds.

IX. Further Information. If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the CCO.

X.   Records. The Funds and each Adviser must maintain the following records:

     a. A copy of each Code of Ethics for the organization that is in effect, or any time within the past five years was in effect, must be maintained in an easily accessible place.

     b. A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal years in which the violation occurs, the first two years in an easily accessible place.

     c. A record of all written acknowledgments verifying receipt of a copy of the Code and any amendments as required by the Investment Advisers Act of 1940 for each person who is currently, or within the past five years was, a Covered Person of an Adviser.

     d. A copy of each report made by a Covered Person as required by the Code, including any information provided in lieu of the quarterly reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

     e. A record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who were responsible for reviewing these reports, must be maintained in an easily accessible place.

     f. A copy of each annual report to the Board of Directors must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     g. The Funds or an Advisor, as applicable, must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Covered Person of IPOs or private placements, for at least five years after the end of the fiscal year in which the approval is granted.

Originally dated: January 20, 1995
Approved as amended: January 23, 1998
Approved as amended: January 15, 1999
Approved as amended: June 23, 2000
Approved as amended: January 23, 2002
Approved as amended: October 14, 2002
Approved as amended: August 19, 2003
Approved as amended: January 23, 2004
Approved as amended: May 18, 2004
Approved as amended: October 15, 2004

                                    Exhibit A

     The term "beneficial ownership" as used in the attached Code of Ethics (the "Code") is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

     The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio.

                                                                       Exhibit B

Boulder Funds Preclearance Request Submission

1. Requestor's Name     [OBJECT OMITTED - Drop Down List]
        Name: [OBJECT OMITTED - Field]     Email: [OBJECT OMITTED - Field]

1a. Other Name/Email (Optional) above.
               To be used  only if the  Requestor's  Name is not on the  list in
               Item 1
               Must contain both name AND valid email address.
                                     Example: John Doe jdoe@someemail.com

2. Security [OBJECT OMITTED - Field]
3. Ticker Symbol [OBJECT OMITTED - Field]
4. Exchange [OBJECT OMITTED - Drop Down List]
5. Buying or Selling [OBJECT OMITTED - Drop Down List]
6. Number of Shares [OBJECT OMITTED - Field]
7. Approx. Share Price [OBJECT OMITTED - Field]
8. P/E Ratio [OBJECT OMITTED - Field]
9. Broker Name And Account No.: [OBJECT OMITTED - Field]

[GRAPHIC OMITTED - Line]

CHECK ALL OF THE FOLLOWING QUESTIONS THAT APPLY: IF YOU DO NOT CHECK ALL BOXES, PROVIDE AN EXPLANATION IN THE MESSAGE BOX BELOW

10. [OBJECT OMITTED - Check Box]I have NOT engaged in trades for the Fund in this Security during the past seven (7) days

11. [OBJECT OMITTED - Check Box]I have NOT engaged in any offsetting trades during the last seven (7) days

12. [OBJECT OMITTED - Check Box]This is NOT an Initial Public Offering (IPO)

13. [OBJECT OMITTED - Check Box]This is NOT a security in which the Fund presently invests

14. [OBJECT OMITTED - Check Box]This is NOT a Private Placement Offering

15. [OBJECT OMITTED - Check Box]I have NOT received nor am I aware of any research recommendations or confirmations regarding this Security Reason for not checking one of the options above: [OBJECT OMITTED - Field]

[GRAPHIC OMITTED - Line]

16. [OBJECT OMITTED - Check Box]It is a Common Stock (non-RIC/REIT) Under $500M Cap

17.  [OBJECT   OMITTED  -  Check   Box]Fund  is  Approaching   its  40  Act  25%
Diversification Limit in this Security

18. [OBJECT OMITTED - Check Box]It is a RIC or REIT Under $100M Cap

19. [OBJECT OMITTED - Check Box]Fund is Approaching its 40 Act 25% Industry Concentration Limit(REIT or Otherwise) in this Security

20.  [OBJECT   OMITTED  -  Check   Box]Fund  is   Approaching   its  40  Act  5%
Diversification Limit in this Security

21. [OBJECT OMITTED - Check Box]Fund is Approaching its 10% Limit in RICs

22. [OBJECT OMITTED - Check Box]Fund is Approaching its 5 days Trading Volume Limit for Moody's Coverage

--------------------------------------------------------------------------------

BY VIRTUE OF SENDING THIS PRECLEARANCE REQUEST, EMPLOYEE CONFIRMS THAT (a) HE/SHE IS NOT AWARE OF ANY NON-PUBLIC INFORMATION REGARDING THE SECURITY AND/OR ITS ISSUER (b) THERE IS NO PRESENT OR PROPOSED PERSONAL OR BUSINESS RELATIONSHIP BETWEEN THE ISSUER OR ITS AFFILIATES AND THE EMPLOYEE OR EMPLOYEE'S FAMILY MEMBERS (EXCEPT AS PREVIOUSLY DISCLOSED OR AS DISCLOSED BELOW) AND (c) TO EMPLOYEE'S KNOWLEDGE, THIS TRANSACTION COMPLIES WITH THE EMPLOYER'S CODE OF ETHICS AND THAT OF BOULDER TOTAL RETURN FUND AND BOULDER GROWTH & INCOME FUND, Inc. IF GRANTED, THE PRECLEARANCE SHALL BE VALID FOR THIRTY (30) DAYS. IF YOU REQUIRE MORE TIME, CONTACT THE COMPLIANCE OFFICER. NOT WITHSTANDING THIS PRECLEARANCE, ALL PRECLEARANCE TRANSACTIONS ARE SUBJECT TO RECSISSION UNDER THE FUND'S CODE OF ETHICS
--------------------------------------------------------------------------------

COMMENTS OR EXPLANATION REGARDING THIS TRADE:
[OBJECT OMITTED - Field]

[OBJECT OMITTED - Trigger Button]

                                                                       Exhibit C

                         BOULDER TOTAL RETURN FUND, INC.
                       BOULDER GROWTH & INCOME FUND, INC.
                           FIRST FINANCIAL FUND, INC.

                             INITIAL HOLDINGS REPORT


Report Submitted by: ___________________________________________________________
                                Print Your Name

     The following table supplies the information required by Section IV(B) of the Code of Ethics dated August 19, 2003, as amended for the period specified below.

Securities              Quantity of     Price Per       Name of the Broker/Dealer       Nature of
(Name and Symbol)       Securities      Share or Other  with or through whom the        Ownership of
                                        Unit            Securities are Held             Securities








To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this Report or in brokerage statements or transaction confirmations provided by you.

I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT FOR THE PERIOD OF __________, _____ THROUGH ____________, _____.


Signature: _________________________

Position: _________________________

Date: _________________________

                                                                       Exhibit D



                         BOULDER TOTAL RETURN FUND, INC.
                       BOULDER GROWTH & INCOME FUND, INC.
                           FIRST FINANCIAL FUND, INC.

                               TRANSACTION REPORT


Report Submitted by: _____________________________________________________

     The following table supplies the information required by Rule 17j-1 and the Code of Ethics dated January 15, 1999, as amended, for the period specified below. (Transactions reported on brokerage statements or duplicate confirmations actually received by the Chief Compliance Officer do not have to be listed although it is your responsibility to make sure that such statements or confirmations are complete and have been received in a timely fashion.)

Securities      Date of         Whether Purchase,       Quantity of     Price Per Share Name of the     Nature of
(Name and       Transaction     Sale, Short Sale,       Securities      or              Broker/Dealer   Ownership of
Symbol)                         or Other Type of                        Other Unit      with or through Securities
                                Disposition or                                          whom the
                                Acquisition                                             Transaction
                                                                                        Was Effected









     I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT FOR THE PERIOD OF _________, ____ THROUGH ___________, _____.

     I FURTHER CERTIFY THAT (A) I HAVE NOT SOLICITED NOR HAVE I RECEIVED ANY INFORMATION FROM WELLINGTON MANAGEMENT COMPANY CONCERNING CURRENT PURCHASE OR SALE ORDERS, OR CURRENT RECOMMENDATIONS REGARDING THE PURCHASE OR SALE OF SECURITIES, AND (B) I HAVE NOT MADE OR PARTICIPATED IN MAKING RECOMMENDATIONS REGARDING THE PURCHASE OR SALE OF SECURITIES BY OR ON BEHALF OF FIRST FINANCIAL FUND, INC.


Signature: _________________________

Position: _________________________

Date: _________________________

                                                                       Exhibit E

                         BOULDER TOTAL RETURN FUND, INC.
                       BOULDER GROWTH & INCOME FUND, INC.
                           FIRST FINANCIAL FUND, INC.

                             ANNUAL HOLDINGS REPORT

Report  Submitted  by:__________________________________________________________
                                Print Your Name

     The following table supplies the information required by Section IV(B) of the Code of Ethics dated August 19, 2003 for the period specified below.

Securities      Quantity of Price Per   Name of the Broker/Dealer       Nature of
(Name and       Securities  Share or    with or through whom the        Ownership of
(Symbol)                    Other Unit  Transaction was Effected        Securities








     To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this Report or in brokerage statements or transaction confirmations provided by you.

--------------------------------------------------------------------------------

     I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT FOR THE PERIOD OF __________, ____ THROUGH ____________, _____.


Signature: _________________________

Position: _________________________

Date: _________________________

                                                                       Exhibit F


                         BOULDER TOTAL RETURN FUND, INC.
                       BOULDER GROWTH & INCOME FUND, INC.
                           FIRST FINANCIAL FUND, INC.
                     ANNUAL CERTIFICATION OF CODE OF ETHICS
                       AND POLICIES AND PROCEDURES MANUAL


     I (a Covered Person) hereby certify that I have read and understand the Code of Ethics of Boulder Total Return Fund, Inc., Boulder Growth & Income Fund, Inc., and First Financial Fund, Inc. (collectively, the "Funds") dated August 19, 2003, as amended, and recognize that I am subject to its provisions. In addition, I hereby certify:

          (1) that I have complied with the requirements of the Code of Ethics;

          (2) that I have disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics; and

          (3) that I have reviewed and am familiar with the Policies and Procedures Manual of the Funds and the Advisers.


Signature: _________________________


Position: _________________________


Date: _________________________

                                                                       Exhibit G


[GRAPHIC OMITTED - Boulder Funds]

                                             BOULDER INVESTMENT ADVISERS, L.L.C.
                           1680 38TH STREET, SUITE 800 - BOULDER, COLORADO 80301
                                 TELEPHONE (303)444-5483 FACSIMILE (303)245-0420
                                                EMAIL: SCMILLER@BOULDERFUNDS.NET


               REVISED SCHEDULE OF COVERED AND SUPERVISORY PERSONS
                              AS OF OCTOBER 1, 2004


SUPERVISORY PERSONS
     Stephen Miller, Designated Supervisory Person and Chief Compliance Officer Carl Johns, Secondary Supervisory Person
     Stephanie Kelley, Assistant Compliance Officer


COVERED PERSONS (BOULDER TOTAL RETURN FUND, INC., BOULDER GROWTH & INCOME FUND, INC. and FIRST FINANCIAL FUND, INC.)

Alfred G. Aldridge, Jr.                 Carl Johns
Richard I. Barr                         Stephanie Kelley
Cynthia Surprise                        Joel W. Looney
Jeff Gaboury                            Stephen C. Miller
Susan L. Ciciora                        Nicole Murphey
John S. Horejsi                         Dean Jacobson
Dennis Causier

The Horejsi Affiliates:
Ernest Horejsi Trust No. 1B             Lola Brown Trust No. 1B
BWS, LLC                                Horejsi Charitable Foundation, Inc.
Susan L. Ciciora Trust                  John S. Horejsi Trust
Badlands Trust Company                  Stewart R. Horejsi Trust No. 2
Mildred Horejsi Trust                   Evergreen Atlantic, LLC
Evergreen Trust                         Stewart West Indies Trust

COVERED PERSONS (BOULDER INVESTMENT ADVISERS, LLC)
Stewart R. Horejsi                      Debra Brannan
Laura Rhodenbaugh                       Ellen Cooper
Dennis Oakes                            Sean Lewerke
Polly Cowley

COVERED PERSONS (STEWART INVESTMENT ADVISERS)
Glade Christensen